Tuesday April 6, 4:01 pm Eastern Time

Company Press Release

Peerless Systems to Acquire Embedded Networking Software Developer

Move Extends Peerless' Embedded Imaging Solution to Encompass
Networking Technologies

EL SEGUNDO, Calif.--(BUSINESS WIRE)--April 6, 1999--Peerless Systems Corporation (Nasdaq:PRLS - news) announced today a definitive agreement to acquire Auco, Inc., a privately-held developer of embedded networking technology.

      Under the terms of the agreement, all outstanding shares of Auco stock will be exchanged for 2.5 million shares of Peerless' common stock. Upon closing, Auco will form the core of Peerless' embedded networking technology efforts. Adam Au, presently Chief Executive Officer of Auco, will become a Vice President of Peerless and General Manager of the Peerless Networking Division located in Redwood City, California. Based on the closing price of Peerless stock yesterday, the transaction is currently valued at approximately $21 million.

      "In recent years, the proliferation of networking in the office has created a major shift in end-user demand from standalone to networked printers and digital copiers," said Ed Gavaldon, President, Chairman and CEO of Peerless. "Today, printer and digital copier OEMs typically satisfy embedded networking and imaging technology requirements through different embedded technology suppliers. Auco's embedded networking solutions will enable Peerless to offer our OEM customers an integrated embedded solution that we believe will be far more cost-effective than the separate imaging and networking solutions of today. Ultimately, we believe this combination of best-of-breed embedded imaging and networking technologies will pave the way for integrated networking functionality to become a standard, rather than optional, feature in office printers. In addition, Auco's expertise across a broad array of networking technologies, including NetWare, Windows NT, UNIX, and Appletalk, also offers an exciting opportunity to expand our addressable embedded markets," noted Gavaldon. "In particular, Auco's expertise in Internet printing will allow Peerless-enabled printers and multifunction products to become accessible to users worldwide."

      The transaction is expected to be accounted for as a pooling of interests and to be completed during Peerless' second or third fiscal quarter. Peerless expects to record a one-time charge of approximately $2.3 million for acquisition-related costs in the July 1999 quarter. This transaction also is subject to various conditions and approval by the stockholders of Peerless. The Board of Directors of each company unanimously approved the transaction and recommended its approval by the stockholders.

About Peerless

      Peerless Systems is a leading provider of software-based embedded imaging systems to original equipment manufacturers of digital document products. Digital document products include printers, copiers, fax machines, scanners and color products, as well as multifunction products that perform a combination of these imaging functions. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an embedded imaging system. The Peerless family of products and engineering services provides advanced embedded imaging technologies that enable the company's OEM customers to develop digital printers, copiers and multifunction products quickly and cost-effectively. Peerless Systems Corporation is located at 2381 Rosecrans Avenue, El Segundo, California 90245. Main telephone: 310/536-0908; facsimile: 310/536-0058;
www.Peerless.com.

About Auco

      Auco, Inc. is a leading software provider of embedded networking systems to OEMs of office peripherals. Office peripherals include printers, scanners, copiers, and storage devices. In order to allow full connectivity on Internet, Windows, NetWare, UNIX, and Apple networks, office peripherals rely on a full set of networking software, collectively known as an embedded networking system. Auco provides the best products and engineering services available to help office peripheral OEMs include customized networking support in their products. Auco was founded in 1994 and is a privately held company based in Silicon Valley. Auco is located at 386 Main Street, Redwood City, California 94063. Main telephone: 650/569-4400; facsimile: 650/568-6101.

      Memory Reduction Technology, Peerless, PeerlessPage, PeerlessPrint and QuickPrint are trademarks of Peerless Systems Corp. Auco is a registered trademark of Auco, Inc., and/or its subsidiaries. All other company, brand and product names are trademarks or registered trademarks of their respective companies.

"Safe Harbor" Statement under the Private Securities Litigation
Reform Act of 1995:

      With the exception of historical information, the statements set forth above include forward-looking statements, including, among other things, the Company's accounting treatment and anticipated changes, the completion of the merger, and integration of the companies following the merger, that involve risk and uncertainties. These statements may be identified by their use of forward-looking terminology such as "believes," "expects," "may," "should," "plans," "estimates," "anticipates" and similar words. Actual results, including the level of earnings of both Peerless and Auco, and the success of the proposed merger may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with acquisitions, such as difficulties in the speed of integration and assimilation of operations, technologies and products of the acquired companies, geographic issues, adverse effects on, and possible loss of, existing OEM customers, diversion of management's attention from other business concerns, risks of entering new markets, competitive response, and a downturn in the embedded imaging industry. For a more detailed description of the risk factors associated with Peerless and Auco, please refer to Peerless' SEC filings including the registration statement on Form S-4 to be filed relating to the merger. The two companies assume no obligation to update information contained in this press release.

Contact:

Peerless Systems Corporation
Ed Gavaldon, 310/536-0908
egavaldon@peerless.com

or

Auco, Inc.
Adam Au, 650/569-4403
aau@auco.com